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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C & F FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LOGO]

C&F Financial Corporation 802 Main Street P.O. Box 391 West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 21, 2009, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

/s/ Larry G. Dillon
Larry G. Dillon
Chairman, President & Chief Executive Officer

West Point, Virginia

March 16, 2009

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2009

The 2009 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on Tuesday, April 21, 2009, at 3:30 p.m. for the following purposes:

1.	To elect three Class I directors to the Board of Directors of the Corporation to serve until the 2012 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve the compensation of the Corporation’s named executive officers.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 27, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

March 16, 2009

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

(This page intentionally left blank)

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

April 21, 2009

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 21, 2009, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 16, 2009.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to Be Held on April 21, 2009

The Notice of 2009 Annual Meeting of Shareholders, this Proxy Statement and the 2008 Annual Report to Shareholders are available on the internet at the following website: www.cffc.com/2009proxy.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to Proposal One set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One and FOR Proposal Two in support of the compensation of the Corporation’s named executive officers.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person. If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (757) 741-2200.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 27, 2009, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,039,941. The Corporation has no other class of voting stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect.

Approval of any other matter (including the compensation of the Corporation’s named executive officers) requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved, and therefore have no effect.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 27, 2009, the beneficial ownership of the Corporation’s common stock of each director and named executive officer and of all directors and executive officers of the Corporation as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
J. P. Causey Jr.	47,713	(2)	1.6%
Barry R. Chernack	12,815	(2)	*
Larry G. Dillon	75,026	(3)	2.4
Audrey D. Holmes	11,500	(2)	*
James H. Hudson III	16,088	(2)	*
Joshua H. Lawson	42,699	(2)	1.4
William E. O’Connell Jr.	15,833	(2)	*
C. Elis Olsson	15,945	(2)	*
Paul C. Robinson	17,545	(2)	*
Thomas F. Cherry	34,359	(4)	1.1
Bryan E. McKernon	35,350	(5)	1.2

All Directors and Executive Officers as a group (11 persons)	324,873		10.1%

*	Represents less than 1% of the total outstanding shares of the Corporation’s common stock.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown.

(2)

Includes 13,250 shares each for Messrs. Causey, Hudson, Lawson, O’Connell and Robinson, 7,500 shares each for Mrs. Holmes and Mr. Olsson and 10,500 shares for Mr. Chernack as to which they hold presently exercisable options. Also includes 475 shares each of stock restricted as to sale or other transfer for Messrs. Causey, Chernack, Hudson, Lawson, O’Connell, Olsson and Robinson and Mrs. Holmes. A description of the plans under which these options and restricted shares of stock were issued is set forth below in “Director Compensation.” Also includes 3,720 shares held by Mr. Olsson’s minor children living in his household and 3,750 shares held in a family trust, of which Mr. Olsson is co-trustee, and with respect to which Mr. Olsson shares voting and investment power. Excludes 1,200, 277 and 1,021 shares held solely by Mr. Causey’s, Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Causey, Mr. Hudson and Mr. Olsson disclaim beneficial ownership.

(3)

Includes 36,000 shares for Mr. Dillon as to which he holds presently exercisable options and 5,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(4)

Includes 26,500 shares for Mr. Cherry as to which he holds presently exercisable options and 4,250 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(5)

Includes 27,000 shares for Mr. McKernon as to which he holds presently exercisable options and 4,250 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

As of February 27, 2009, there are no shareholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation’s common stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors. The term of office for Class I directors will expire at the Annual Meeting. The three persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class I directors. If elected, the Class I nominees will serve until the 2012 Annual Meeting of Shareholders. The two persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Corporation’s Board.

Certain information concerning the nominees for election at the Annual Meeting as Class I directors is set forth below, as well as certain information about the Class II and III directors, who will continue in office until the 2010 and 2011 Annual Meetings of Shareholders, respectively.

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years
Class I Directors (Nominees)	(To Serve Until the 2012 Annual Meeting)

Larry G. Dillon (56)	1989	Chairman, President and Chief Executive Officer of the Corporation and the Bank

James H. Hudson III (60)	1997	Attorney-at-Law Hudson & Bondurant, P.C.

C. Elis Olsson (44)	2007	Vice President and Director of Operations, Martinair, Inc.

Class II Directors	(Serving Until the 2010 Annual Meeting)

Audrey D. Holmes (51)	2007	Attorney-at-Law Audrey D. Holmes, Attorney-at-Law

Joshua H. Lawson (67)	2000	President, Thrift Insurance Corporation

Paul C. Robinson (51)	2000	President, Francisco, Robinson & Associates, Inc., a real estate brokerage firm

Class III Directors	(Serving Until the 2011 Annual Meeting)

J. P. Causey Jr. (65)	1984	Executive Vice President, Secretary & General Counsel of Chesapeake Corporation(2)

Barry R. Chernack (61)	2002	Retired January 2000 to present; Managing Partner, Pricewaterhouse-Coopers, LLP, Southern Virginia Practice prior to January 2000

William E. O’Connell Jr. (71)	1997	Retired January 2005 to present; Chessie Professor of Business, The College of William and Mary prior to January 2005

(1)	If prior to 1993, refers to the year the director joined the Board of Directors of the Bank, prior to the Corporation’s becoming the holding company for the Bank.
(2)

Mr. Causey is an executive officer of Chesapeake Corporation. On December 29, 2008, Chesapeake Corporation agreed to sell all of its operating businesses as going concerns and, to facilitate this sale, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

The Board of Directors of the Bank consists of the nine current members of the Corporation’s Board listed above, as well as Bryan E. McKernon.

The Board of Directors is not aware of any family relationship among any director or executive officer; nor is the Board of Directors aware of any involvement of any director or executive officer in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer. None of the directors serves as a director of any other public company with a class of securities registered pursuant to Section 12 of the Exchange Act. Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS I DIRECTORS.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards. The Board has affirmatively determined that directors Causey, Chernack, Holmes, Hudson, Lawson, O’Connell, Olsson and Robinson are independent within the meaning of the NASDAQ listing standards. In conjunction with this determination, the Board considered the Corporation’s relationships with Mr. Hudson and Mr. Lawson. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2008 and in 2009. Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agency during fiscal year 2008 and in 2009. In each case, however, the Board determined that the relationship did not interfere with the director’s ability to exercise independent judgment as a director of the Corporation. During 2008, the Board of Directors held four regularly-scheduled executive session meetings attended solely by its independent directors and over which Mr. Hudson presided.

Board Committees and Attendance

During 2008, there were 9 meetings of the Board of Directors of the Corporation. Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its Annual Meeting of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Corporation’s 2008 Annual Meeting of Shareholders.

The Board of Directors of the Corporation has an Audit Committee and a Compensation Committee. Pursuant to a Board resolution, the independent members of the Board of Directors of the Corporation act as the Nominating Committee for selecting candidates to be nominated for election as directors.

The Corporation’s Board of Directors does not have a standing nominating committee or a nominating committee charter. The Board of Directors does not believe that it is necessary to have a nominating committee because it believes that the functions of a nominating committee can be adequately performed by its independent members. The independent members of the Board of Directors serving as the Nominating Committee met three times in 2008.

While there are no formal procedures for shareholders to submit director recommendations, the independent directors will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181,

and must be received within a reasonable time prior to the printing and mailing of the 2010 Annual Meeting proxy statement in order to be considered by the independent directors for the annual election of directors in 2010. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the independent directors.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters. The independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders. The independent directors evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by a majority of the independent directors to be recommended for nomination by the full Board. The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting. With the exception of directors who were serving as directors of the Bank on December 31, 1984, no person elected after February 1, 1995 who has reached the age of 72 prior to the date of the annual meeting will be eligible for election or re-election to the Board.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Corporation’s bylaws, a shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years and his or her age, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 14, 2010 for the annual election of directors in 2010. These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Current members of the Corporation’s Compensation Committee are Messrs. Causey, Chernack and Hudson, each of whom is “independent” for this purpose according to NASDAQ listing standards. The Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries. It also administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans. The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Compensation Committee met seven times during 2008.

Current members of the Corporation’s Audit Committee are Messrs. Causey, Chernack, O’Connell and Olsson, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee engages the Corporation’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor, and issues reports to the Board of Directors periodically. The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Audit Committee met ten times during 2008. See “Report of the Audit Committee” on pages 27 through 28.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2008 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2008

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards[3] ($)	Option Awards[4,5] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[6] ($)	Total ($)
J.P. Causey Jr.	$19,850	$2,700	$4,528	—	—	$295	$27,373

Barry R. Chernack	$20,850	$2,700	$4,528	—	—	$295	$28,373

Audrey D. Holmes	$14,500	$2,700	$4,528			$295	$22,023

James H. Hudson III	$16,500	$2,700	$4,528	—	—	$295	$24,023

Joshua H. Lawson	$14,000	$2,700	$4,528	—	—	$295	$21,523

William E. O’Connell Jr.	$17,750	$2,700	$4,528	—	—	$295	$25,273

C. Elis Olsson	$17,250	$2,700	$4,528			$295	$24,773

Paul C. Robinson	$14,500	$2,700	$4,528	—	—	$295	$22,023

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board, President and Chief Executive Officer is not included in this table as he is an employee of the Corporation and thus receives no compensation for his services as a director. The compensation received by Mr. Dillon as an employee of the Corporation is shown in the Summary Compensation Table on page 22.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan. Under the plan, each director may elect to defer any or all of his fees. Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, for restricted stock awards granted under the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”). The grant date fair value of the restricted stock granted to each non-employee director in 2008, computed in accordance with SFAS 123(R), was $13,252.50 per director. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2009. At December 31, 2008, each non-employee director had 475 shares of restricted stock outstanding.

[4]

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R). The amounts presented in this table include the amounts attributable only to awards granted in 2007 pursuant to the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan (the “Director Plan”). Each director received 1,500 stock option shares with one-year vesting as of May 1, 2007. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2009.

[5]

As of December 31, 2008, Messrs. Causey, Hudson, Lawson, O’Connell and Robinson each had 13,250 stock options outstanding; Mrs. Holmes and Mr. Olsson each had 7,500 stock options outstanding; and Mr. Chernack had 10,500 stock options outstanding.

[6]	The amounts represent dividends paid on unvested restricted stock awards pursuant to the 2004 Incentive Stock Plan.

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation. The Compensation Committee recommends changes in compensation to the Board of Directors for approval. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting to conduct a study of director compensation to maintain competitiveness with entities of similar size and operations to the Corporation. Based on the results of the study, the Compensation Committee found that overall compensation for directors was comparable to entities of similar size and operations as the Corporation. However, Mercer Human Resource Consulting recommended replacing the annual stock option grant with an annual grant of restricted stock. The use of restricted stock is to further align the interests of directors with shareholders. The Compensation Committee recommended and the Board of Directors approved making a change to grant an annual award of restricted stock to the non-employee directors beginning in 2008. This change does not alter the overall value of annual compensation but simply changes the form of the equity component of compensation for directors.

Non-employee members of the Board of Directors of the Corporation each receive an annual retainer of $6,000. In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, each receive an additional annual retainer of $1,600. The retainers are payable in quarterly installments. In addition, all non-employee members of the Board of Directors of the Corporation receive a base meeting fee of $500 per day for Corporation, Bank or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation Board, Bank Board or committee meeting of either Board held on the same day as a meeting for which the base meeting fee is paid.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation became eligible to participate in the 2004 Incentive Stock Plan upon its approval by shareholders on April 15, 2008. Under the 2004 Incentive Stock Plan, directors are eligible to receive awards of restricted stock units, stock options, stock appreciation rights and restricted stock. On May 20, 2008, each non-employee director was granted 475 shares of restricted stock. The fair value of the restricted stock on the grant date was $27.90. Prior to the approval of the 2004 Incentive Stock Plan, non-employee members of the Board of Directors of the Corporation participated in the Director Plan, which expired in 2008. Under the Director Plan, directors were granted annually a minimum of 1,000 and a maximum of 2,000 options to purchase the Corporation’s common stock at a price equal to the fair market value of the Corporation’s common stock at the date of grant. All options issued under the Director Plan expire ten years from the date of grant.

Interest of Management in Certain Transactions

As of December 31, 2008, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $804,593, or 1.24% of total year-end capital. The maximum aggregate amount of such indebtedness outstanding during 2008 was $792,778, or 1.22% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other unrelated parties, and in the opinion of management, do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with the Corporation’s officers, directors and their associates.

The Corporation’s Board of Directors has also adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by the Compensation Committee.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, management will update the Audit Committee as to any material change to the proposed related party transaction. The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2008 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates. James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2008. It is anticipated that the firm will continue to provide legal services to the Corporation during fiscal year 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable and competitive. The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the Chief Executive Officer (“CEO”), a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving long-term shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support positive business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance.

Risk Assessment Review. The Corporation has participated in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“Capital Purchase Program”) established by the U.S. Department of the Treasury (“Treasury”) as part of the Emergency Economic Stabilization Act of 2008 (“EESA”). On January 9, 2009, the Corporation issued and sold to Treasury shares of the Corporation’s preferred stock and a warrant to purchase a certain amount of the Corporation’s common stock. As a Capital Purchase Program participant, during the time that Treasury owns the preferred stock it purchased from the Corporation under the Capital Purchase Program (the “TARP Period”), the Corporation has an obligation under the EESA to comply with certain requirements regarding executive compensation, which were amended on February 17, 2009 by the American Recovery and Reinvestment Act of 2009 (the “ARRA”).

To comply with these requirements, the Committee is currently conducting the initial required risk assessment review of the incentive compensation of its “senior executive officers” as determined under the terms of the Capital Purchase Program. Currently the “senior executive officers” are Mr. Dillon, Mr. Cherry and Mr. McKernon. The purpose of the Committee’s risk assessment review is to ensure that the Corporation’s incentive compensation arrangements do not encourage Mr. Dillon, Mr. Cherry or Mr. McKernon to take unnecessary and excessive risks that threaten the Corporation’s value. The Committee will perform such risk assessment reviews on an on-going basis during the TARP Period and will make changes to the Corporation’s incentive compensation arrangements in the event it determines during its review that such changes are required to ensure that the Corporation’s incentive compensation arrangements do not encourage these officers to take unnecessary or excessive risks. Upon completion of each required review, the Committee will make those certifications required by the executive compensation provisions applicable to Capital Purchase Program participants. To the extent the ARRA modifies or expands the requirement for performing this risk assessment, the Committee will perform its risk assessments in compliance with such requirements.

Establishing Executive Compensation. To achieve the aims of the overall compensation strategy, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, deferred and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

In making compensation decisions for 2007 the Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent global human resources consulting firm, to conduct a review of the Corporation’s total compensation program for key executives. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and other key executives in 2007 and beyond.

The report prepared by Mercer compared base salary, cash incentives and equity awards against a peer group of publicly-traded financial institutions located in the southeastern region of the United States. This peer group consisted of financial institutions against which the Committee believed the Corporation competed for executive talent and for shareholder investment. The criteria used to determine the peer group were financial institutions in Virginia ranging in asset size from $500 million to $2 billion and financial institutions in other southeastern region states whose asset size was between $500 million to $1 billion. The companies comprising this peer group in the Mercer study for 2006 included 11 financial institutions in Virginia and 26 financial institutions in other southeastern region states whose assets ranged from $500 million to $2 billion in size. For comparison purposes, the Corporation’s asset size at the time of the report was slightly below the median for this peer group.

Based on the extensive review that Mercer performed in 2006 for compensation decisions in 2007, the Committee concluded that no substantive changes were required to the overall plan design for 2007 or 2008 and that cash incentive and equity award targets, retirement benefits and perquisites should remain generally the same. While there is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation, the Committee utilized the information provided by Mercer in its 2006 review to determine the appropriate level and mix of base salary, cash incentives and equity compensation for 2007, and made no changes for 2008.

Base annual salary and short-term incentive compensation for the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”) are established by an employment agreement entered into in 1995 and amended in 1998, 2002, 2007 and 2008. The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation.

2008 Executive Compensation Components. For 2008, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary,

•	performance-based incentive compensation,

•	equity compensation,

•	retirement and other benefits, and

•	perquisites.

These elements combine to promote the objectives described above. Base salary, retirement plans and other benefits and perquisites provide a minimum level of compensation that helps attract and retain qualified executives. Performance-based incentives and equity compensation reward achievement of annual goals and align executive compensation with the creation of longer-term shareholder value and promotes retention.

Base Salaries. We provide named executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salaries for named executive officers (with the exception of the President and CEO of the Mortgage Corporation) are determined for each executive based on his or her position and responsibility by using market data. Base salaries are generally targeted to be at the market medians of the peer group. The Committee targeted the market median for base salaries because the Committee believes a greater emphasis should be placed on performance-based compensation. Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives, the Committee primarily considered:

•	Market data provided by Mercer in 2006;

•	Responsibilities of the executive;

•	Internal review of the executive’s compensation relative to other officers; and

•	Individual performance of the executive.

For 2008, for the CEO, the Committee took into account the factors identified above and Mercer’s 2006 study results that indicated the CEO median base salary for peer financial institutions was $268,000 in 2006. At the CEO’s request, his base salary was limited to $238,000 in 2007 and increased to $243,000 for 2008. Both the 2007 and 2008 amounts were below the median base salary for the peer financial institutions. For the Chief Financial Officer (“CFO”), the Committee, after taking into account the factors identified above, determined that his base salary should be increased to $180,000 for 2008 from $175,000 in 2007. Similar analyses were performed for all other senior officers.

Performance-Based Incentive Compensation. Short-term cash incentive compensation for the CEO and CFO is governed by the Corporation’s Management Incentive Plan (“MIP”) adopted in 2005. Under the MIP, at the beginning of 2008 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated. Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2008.

For the named executive officers, with the exception of the President and CEO of the Mortgage Corporation, incentive compensation is designed to reward overall corporate performance by setting awards based on return on average equity (“ROE”) and return on average assets (“ROA”) compared to peer financial institutions selected by the Committee, based on the same criteria that was used in the Mercer study in 2006 to establish 2008 compensation levels for the CEO and CFO. The criteria for the peer group remains the same but the companies meeting this criteria, and thus comprising the peer group, may change from year to year, as the peer group is updated annually to account for changes in asset size due to mergers, acquisitions, or growth. For determining performance achievement for the 2008 incentive compensation awards under the MIP, the updated peer group included 20 financial institutions in Virginia and 29 financial institutions in other southeastern region states whose assets range from $500 million to $2 billion in size. For comparison purposes, the Corporation’s asset size was slightly below the median for this peer group. The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.

The remainder of management has more diverse performance goals consistent with the business they are managing. Where an employee has responsibility for the performance of a particular business, the performance goals are heavily weighted toward the operational performance of that unit. However, for members of the senior management team of the Bank (not including the named executive officers) at least 30% of their bonus is based on the ROE and ROA of the Corporation. All other employees earn bonuses based on the operational performance goals they have been assigned.

As in 2007, for 2008, the cash award targets for the CEO and CFO were based solely on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2008 compared to the peer group of financial institutions selected by the Committee. This measure is the combined ranking of ROE and ROA of the peer group of financial institutions, placing twice the weight on ROE ranking. Depending on the level of achievement with respect to the corporate goal under the MIP, for 2008 the CEO could earn a cash award of up to 90% of his base salary as of January 1, 2008 and the CFO could earn a cash award of up to 70% of his base salary as of January 1, 2008. The Committee chose these award levels so that the maximum awards would be paid when the Corporation has performed the best in Virginia and at or above the 90th percentile of the other financial institutions in the peer group based on combined ROE and ROA performance, while performance below the 40th percentile would result in no incentive payment. Based on the Corporation’s ROE and ROA for 2008, in which the Corporation achieved results in excess of the 48th percentile of the peer group of financial institutions selected by the Committee under the MIP, the CEO was entitled to a cash bonus of 31.41% of his base salary for 2008 but based on a recommendation from the CEO, the Committee awarded him 9.05%. The CFO was entitled to a cash bonus of 24.43% of his base salary for 2008 but based on his recommendation the Committee awarded him 12.22%.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2008 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

Equity Compensation. The Corporation adopted the 2004 Incentive Stock Plan effective April 20, 2004 and amended the plan in 2008 to add restricted stock units and permit awards to non-employee directors under the plan. As amended, the plan permits the issuance of up to 500,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, restricted stock and restricted stock units. With respect to executive compensation, the purpose of the 2004 Incentive Stock Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees that link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value. The 2004 Incentive Stock Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees.

Each year, the Committee considers the desirability of granting long-term incentive awards under the 2004 Incentive Stock Plan. The Committee may utilize stock options, stock appreciation rights, restricted stock, restricted stock units, or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interest of management with shareholder value. The Committee has the authority to establish equity goals and awards for all participants.

Historically, the primary form of equity compensation awarded by the Corporation was incentive and non-qualified stock options. This form was selected because of the favorable accounting and tax treatments received. However, beginning in 2006 the accounting treatment for stock options changed as a result of SFAS 123(R), making the accounting treatment of stock options less attractive. Consequently, certain changes were made to the equity award program. First, the form of equity award was changed to restricted stock. Second, a holding period and minimum stock ownership requirement was established for equity awards.

Under the MIP, executive officers may be awarded equity-based awards under the 2004 Incentive Stock Plan if the executive achieves targeted performance goal(s). For 2008, the equity-based award targets for the named executive officers were based solely on achievement of one corporate goal, which was five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index. The Committee chose this longer-term measure since the Committee wanted to reward sustained performance. If the corporate goal is achieved under the MIP, for 2008 the CEO could earn a target equity-based award of 45% of his base salary as of January 1, 2008 and the CFO could earn a target equity-based award of 35% of his base salary as of January 1, 2008. These targets were selected to maintain overall compensation competitiveness if the Corporation shows sustained total shareholder return. The MIP does not provide a formula for a scaled payout based on performance that is higher or lower than the target.

If the target performance under the MIP is not achieved, no equity-based award is earned, unless the Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Committee exercises its discretion to reduce or increase the award. The Committee may reduce the award to 0% or increase it up to 200% of the executive’s base salary.

The President and CEO of the Mortgage Corporation does not have a targeted equity based award stated as a percentage of his base salary. As with the CEO and CFO, if the one corporate goal mentioned above is met, the President and CEO of the Mortgage Corporation is eligible for an equity-based award. Grants of equity for the President and CEO of the Mortgage Corporation are recommended to the Committee by the CEO based on the performance of the Mortgage Corporation for the fiscal year.

For 2008, the corporate goal of the five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index was not met. As permitted by the MIP, the Committee can award equity incentive compensation at its discretion even if the target goal is not met. Exercising its discretion, the Committee granted 1,000, 750, and 750 shares of restricted stock to the CEO, CFO and President and CEO of the Mortgage

Corporation, respectively, which amounted to 5.30%, 5.36% and 4.95% of the CEO’s, CFO’s and the Mortgage Corporation’s President and CEO’s respective base salary as of January 1, 2008. Although the specific goal for equity grants was not met, it was the recommendation of the Committee that the Board of Directors award long-term incentive bonuses to these executives to reward them for their individual performance and for additional responsibilities assumed in 2008 in light of a difficult economic environment. The Committee also considered the retention factor that granting these awards would afford the Corporation. The amount of each award was based primarily on the executive officer’s performance, the level of his responsibilities, and internal equity considerations.

The Corporation’s practice is to determine the dollar amount of equity compensation that is to be awarded and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. The fair market value is determined based on the closing price of the stock on the date of grant. With the exception of significant promotions and new hires, awards are generally made at the December meeting of the Board of Directors each year. However, because the target goal was not met in 2008, the Committee delayed the equity compensation award for the MIP participants until February 2009, by which time the Corporation’s 2008 financial results could be further evaluated for discretionary award consideration. Restricted stock awards may be both “performance” and “time based.” In order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant. Once restricted stock awards vest, employees may not sell more than 50% of the award until a minimum level of stock ownership by the employee is achieved. Minimum ownership levels range from three times annual base salary for the CEO, one and one-half times annual base salary for the other named executive officers, one times annual base salary for other senior officers, and for other selected officers one-half of such officer’s annual base salary.

Retirement and Other Benefits. Throughout 2008, the Bank had a tax-qualified, non-contributory defined benefit retirement plan known as the VBA Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who had reached the age of 21 and had been fully employed for at least one year. The Retirement Plan historically provided participants with retirement benefits based on a benefit formula related to salary and years of credited service. Effective December 31, 2008, the Retirement Plan was converted to a tax-qualified cash balance pension plan, whereby benefits earned by participants under the Retirement Plan through December 31, 2008 were converted to an opening account balance for each participant. The opening account balance was calculated based on IRS mandated assumptions for lump sum payouts. The Corporation converted the Retirement Plan to a cash balance pension plan because of the reduction in plan expense.

Under the cash balance plan, each participant’s account receives two forms of credits: compensation credits and interest credits. Compensation credits equal a percentage of each participant’s compensation. Compensation for this purpose includes both salary and bonus, subject to the compensation limit applicable to tax-qualified plans, which limit was $230,000 for 2008. The applicable compensation credit percentage ranges between 1% and 12% depending on the participant’s combined age and years of credited service at the end of each plan year. Interest credits are equal to an amount established each year by the Committee. For 2009, this amount will be based on the average yield on 30-year Treasuries during December 2008 plus 150 basis points.

Upon termination of employment and after having completed at least three years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account. The Retirement Plan does not cover non-employee directors. The amount expensed for the Retirement Plan during the year ended December 31, 2008 was $701,000. The Retirement Plan allows for early retirement at the age of 55. The amount available at this age will be the amount then credited to the participant’s cash balance account. Mr. Dillon is eligible for early retirement under the Retirement Plan and was entitled to a payment of $858,796 as of December 31, 2008.

The Bank maintains a tax-qualified 401(k) plan known as the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO and CFO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law. The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations. All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan. The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year. Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death). The CEO and CFO were covered participants in 2008. For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants. Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan. There was no profit sharing contribution to the Savings Plan for 2008.

The Mortgage Corporation also maintains a tax-qualified 401(k) plan known as the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations. Substantially all employees of the Mortgage Corporation, including the President and CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date. The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for the year and on each employee’s contributions to the 401(k) Plan. The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants. “Eligible participants” are determined annually based on working at least 1,000 hours and being employed on the last day of the year. All employee contributions are fully vested upon contribution. An employee is vested in the employer’s contributions 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years or attainment of age 65 while employed.

In addition to the Savings Plan and the 401(k) Plan, named executive officers and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan known as the Restated VBA Executives’ Non-Qualified Deferred Compensation Plan for C&F Financial Corporation (the “Nonqualified Plan”). The Nonqualified Plan is designed to provide for deferral opportunities otherwise restricted by qualified plan limits and to establish a long term retention incentive for our executives. The plan provides for four types of deferrals:

(1) Employee deferrals whereby certain employees are permitted to make deferrals of salary or cash incentive compensation. The CEO and CFO did not elect any deferral of salary or cash incentive compensation for 2008. However, the President and CEO of the Mortgage Corporation elected a deferral of $16,548 for 2008.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of employer matching contributions in excess of statutory limitations. Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan. For the CEO and CFO, the amounts accrued in 2008 were $5,650 and $1,750 respectively. The President and CEO of C&F Mortgage Corporation did not receive an excess match deferral for 2008.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit sharing contributions in excess of statutory limitations. No employer profit sharing contribution was made for 2008.

(4) Supplemental retirement deferrals whereby the Corporation makes discretionary employer contributions for the CEO in recognition of his performance and service, and discretionary employer contributions for the CFO as a retention incentive consistent with the Corporation’s overall compensation strategy. For the CEO and CFO, the amounts accrued in 2008 were $24,300 and $18,000, respectively. While the contributions for the CEO vest immediately, the contributions for the CFO do not vest until death, disability, retirement or change in control. The President and CEO of C&F Mortgage Corporation was not awarded a supplemental deferral for 2008.

Perquisites. The value of perquisites, including mandatory executive physicals every two years, use of an automobile, country club dues and tax preparation assistance common among the Corporation’s peer financial institutions, provided to the CEO, CFO, and President and CEO of the Mortgage Corporation do not exceed $10,000 in the aggregate for each individual annually. Named executive officers also participate in other benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance.

Employment and Change in Control Agreements. As is typical in the mortgage industry, Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally dated November 30, 1995 and amended in 1998, 2002, 2007 and 2008. Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement. Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other. Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period. The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement. Under the agreement, the Mortgage Corporation in 2008 paid Mr. McKernon an annual base salary of $195,000, payable monthly. The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based. The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment based upon the Mortgage Corporation’s financial performance. In the event of a buy out of the agreement and termination of his employment, the Mortgage Corporation also may purchase a limited non-competition commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation and to life insurance equal to three times his base salary. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation. Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement. Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement except a termination of his employment agreement as described in the preceding sentence.

The Corporation has entered into “change in control agreements” with the CEO, CFO and the President and CEO of the Mortgage Corporation because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date. In such event, the CEO would be entitled (i) to receive in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within six months after his termination, to have the Corporation acquire his primary residence for its appraised fair market value.

The agreements for the CFO and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CFO and the President and CEO of the Mortgage Corporation for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the first anniversary of the change in control date. In such event, the CFO and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans. In addition, the CFO would be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

Under these agreements following a change in control, the CEO, CFO and the President and CEO of the Mortgage Corporation may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day period after the change in control date, the first anniversary of the change in control date and, for the CEO only, the second anniversary of the change in control date. If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments. However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, CFO and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.

As a condition to closing the transaction under the Capital Purchase Program, on January 9, 2009, the Corporation executed a Capital Purchase Program Agreement Regarding Executive Compensation Limitations (the “Omnibus Benefit Plan Amendment”) to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA, which were subsequently amended on February 17, 2009 by the ARRA. Also on January 9, 2009, each of Mr. Dillon, Mr. Cherry and Mr. McKernon executed a consent to the Omnibus Benefit Plan Amendment, including any future amendments necessary to comply with the EESA, as it may be amended, and executed a waiver voluntarily waiving any claim against Treasury or the Corporation for any changes to his compensation or benefits that are required by the executive compensation provisions applicable to Capital Purchase Program participants. These executive compensation provisions generally impose limitations on bonuses, retention awards, incentive compensation and “golden parachute payments” during the TARP Period. The Committee is still determining what other impact these provisions may have on its compensation arrangements in light of the recent changes to these limitations imposed by the ARRA.

The Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis. For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination. Assuming termination for any of these reasons had occurred on December 31, 2008, because all outstanding stock options were already fully vested, these types of terminations would only trigger additional vesting of restricted stock and retirement benefits. The value of restricted stock vesting would have been $63,000 for the CEO and $55,125 for each of the other named executive officers. The value of retirement benefits vesting would have been $99,641, for the CFO. The CEO and the President and CEO of the Mortgage Corporation would not have experienced any additional vesting with respect to retirement benefits because they are fully vested.

The following table shows the potential payments upon termination, including following a change of control of the Corporation, for the named executive officers. The amounts in this table are calculated assuming the termination event occurred on December 31, 2008 and all executives were paid in a lump sum payment.

Executive Payments and Benefits upon Termination Table(9)

	Severance Compensation		Benefits and Perquisites
Name and Principal Position	Severance	Performance - Based Incentive Compensation	Unvested and Accelerated Restricted Stock	Welfare Benefits	Supplemental Retirement Benefits	280G Tax Gross-ups[5],6	Total
Larry G. Dillon Chairman/President/Chief Executive Officer
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	—	—	—	—	—	—	—
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[2]
By Company without Cause	$607,500	$300,000	$63,000	$95,890	—	—	$1,066,390
By Executive with Good Reason	$607,500	$300,000	$63,000	$95,890	—	—	$1,066,390
Retirement	—	—	$63,000	—	—	—	$63,000
Disability[8]	—	—	$63,000	—	—	—	$63,000
Death[8]	—	—	$63,000	—	—	—	$63,000

Thomas F. Cherry Executive Vice President/ Chief Financial Officer/ Secretary
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	—	—	—	—	—	—	—
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[3]
By Company without Cause	$360,000	$202,126	$55,125	$66,261	$99,641	$282,474	$1,065,627
By Executive with Good Reason	$360,000	$202,126	$55,125	$66,261	$99,641	$282,474	$1,065,627
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$55,125	—	$99,641	—	$154,766
Death[8]	—	—	$55,125	—	$99,641	—	$154,766

Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	$146,250		—	—	—	—	$146,250
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[4]
By Company without Cause	$390,000	—	$55,125	$47,769	—	—	$492,894
By Executive with Good Reason	$390,000	—	$55,125	$47,769	—	—	$492,894
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$55,125	—	—	—	$55,125
Death[8]	—	—	$55,125	—	—	—	$55,125

[1]

There are no payments due for the CEO or CFO under separation of service voluntarily by the executive or by the Corporation with or without cause. The President and CEO of the Mortgage Corporation would receive a severance payment equal to nine months of his base salary if the Corporation elected to terminate his services without cause.

[2]

The severance and performance based incentive compensation upon change in control for the CEO represents two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and two and one-half times his highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 4,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $15.75 per share on December 31, 2008.) The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date. No value has been assigned to the CEO’s right to have his primary residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[3]

The severance and performance-based incentive compensation upon change in control for the CFO represents two times the highest annual base salary during the 24 months preceding the assumed change in control date and two times the highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 3,500 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $15.75 per share on December 31, 2008.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control for each executive.

[4]

The severance upon change in control for the President and CEO of C&F Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date. The equity amount represents the fair market value of 3,500 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $15.75 per share on December 31, 2008.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[5]

If any payments to or benefits under (collectively, “payments”) the change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due). Amount shown represents estimated amount of tax gross-up payment for the CFO.

[6]	The CEO and President and CEO of the Mortgage Corporation would not have been subject to excise taxes on these change in control payments.
[7]	The CFO and President and CEO of the Mortgage Corporation were not eligible for retirement on December 31, 2008.
[8]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock for the CEO, CFO, and President and CEO of the Mortgage Corporation. In addition, the CFO would be immediately vested in supplemental retirement benefits of $99,641.

[9]

Effective January 9, 2009, in connection with the Corporation’s participation in the Capital Purchase Program, the Committee approved the Omnibus Benefit Plan Amendment to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA, which were subsequently amended on February 17, 2009 by the ARRA. As a result of the Omnibus Benefit Plan Amendment, certain of the payments reflected in this table and referenced above could be limited during the TARP Period. In connection with the enactment of the ARRA, additional limitations on these payments are expected to apply during the TARP Period. The Corporation is still determining the additional impact the ARRA provisions will have on these and any other of the Corporation’s compensation arrangements, but it appears that the ARRA amends the EESA to prohibit any payment during the TARP Period to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. If the types of payments described in this table are triggered while the Corporation is still subject to the EESA’s executive compensation restrictions and the officer is still a named executive officer, then the named executive officer will receive the lesser of the amount allowed under EESA or under the relevant agreement.

Board Compensation Process. The Committee determines and recommends to the Board of Directors the compensation of the CEO. The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the CFO, Senior Vice President of Retail, Chief Credit Officer, Regional Presidents, and the Senior Vice President of Human Resources.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, a compensation consultant or other appropriate advisors, establishes the senior officers’ compensation levels. For the remaining officers, the CEO makes recommendations to the Committee that, generally with minor adjustments, are approved.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be required, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2004 Incentive Stock Plan, to any executive officer, officer or employee of the Corporation.

Tax and Accounting Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 that is paid to certain individuals. The Corporation has established and operated the MIP without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it. For 2008, all compensation paid by the Corporation was fully deductible for federal income tax purposes. In the future, the Corporation may pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers. As a Capital Purchase Program participant, the Corporation may not deduct compensation of more than $500,000 paid to its “senior executive officers” each year during the TARP Period. This limitation applies to deferred compensation, commission pay and performance-based compensation. The Corporation may pay compensation to the affected executive officers during the TARP Period without regard to this limitation, consistent with its goal of ensuring competitive levels of total compensation.

Omnibus Amendment to Benefit Plans. As a condition to closing the transaction under the Capital Purchase Program, on January 9, 2009, the Corporation executed the Omnibus Benefit Plan Amendment to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA, which were subsequently amended on February 17, 2009 by the ARRA. Also on January 9, 2009, each of Mr. Dillon, Mr. Cherry and Mr. McKernon executed a consent to the Omnibus Benefit Plan Amendment, including any future amendments necessary to comply with the EESA, as it may be amended, and executed a waiver voluntarily waiving any claim against Treasury or the Corporation for any changes to his compensation or benefits that are required by the executive compensation provisions applicable to Capital Purchase Program participants. These executive compensation provisions generally impose limitations on bonuses, retention awards, incentive compensation and “golden parachute payments” during the TARP Period. The Committee is still determining what other impact these provisions may have on its compensation arrangements in light of the recent changes to these limitations imposed by the ARRA.

Future Compliance with Requirements of Capital Purchase Program. In light of the recent enactment of the ARRA, the Committee is still reviewing what additional changes may be required to comply with the executive compensation provisions applicable to Capital Purchase Program participants. The ARRA directs the Treasury to issue regulations implementing the new legislation, and the Committee expects that this additional guidance will help it determine what additional changes may be necessary with respect to 2009 executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Corporation is currently conducting the initial required risk assessment review of the incentive compensation of its “senior executive officers” and, upon completion of this review within the timeframe permitted, will make those certifications required by the executive compensation provisions applicable to Capital Purchase Program participants.

Compensation Committee

J.P. Causey Jr.

Barry R. Chernack

James H. Hudson III

Summary Compensation Table for 2008

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Larry G. Dillon Chairman/President/Chief Executive Officer	2008	$243,000	—	$28,204	—	$22,000	$90,281	$46,410	$429,895
	2007	$238,000	—	$16,122	—	$100,000	$67,391	$43,560	$465,073
	2006	$228,000	—	$513	—	$120,000	$27,614	$48,150	$424,277

Thomas F. Cherry Executive Vice President/Chief Financial Officer/Secretary	2008	$180,000	—	$25,054	—	$22,000	$21,704	$35,590	$284,348
	2007	$175,000	—	$15,922	—	$85,000	$14,983	$33,163	$324,068
	2006	$165,000	—	$513	—	$101,063	$9,698	$34,978	$311,252

Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage	2008	$195,000	—	$25,054	—	$442,147	—	$6,390	$668,591
	2007	$195,000	—	$15,922	—	$512,202	—	$6,675	$729,799
	2006	$150,000	—	$513	—	$686,367	—	$5,524	$842,404

[1]

The amounts in this column reflect the dollar amount expensed for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with SFAS No. 123(R) for stock awards pursuant to the 2004 Incentive Stock Plan. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2009.

[2]

The amounts in this column reflect the annual cash awards earned by the CEO and CFO under the MIP, which is discussed in further detail on pages 12 through 13 under the heading “Performance-Based Incentive Compensation.” For the CEO, the amount reported is the reduced amount he elected to receive, rather than the $76,326, $172,645 and $179,550 he could have received in 2008, 2007 and 2006, respectively, based on the Corporation’s performance with respect to the MIP performance goals. For the CFO, the amount reported is the reduced amount he elected to receive, rather than the $43,974 and $98,735 he could have received in 2008 and 2007. The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[3]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Corporation determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s audited financial statements. Bryan McKernon is not a participant in the Retirement Plan. The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[4]	The amounts in this column are detailed in the All Other Compensation Table for 2008 immediately below.

All Other Compensation Table for 2008

Name	Perquisites and Other Personal Benefits[1]	Tax Gross-Ups and Reimbursements	Dividends Paid on Stock Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Corporation Contributions to Defined Contribution Plans[2]	Corporation- paid Insurance Premiums	Other
Larry G. Dillon	—	—	$4,960	—	—	$41,450	—	—
Thomas F. Cherry	—	—	$4,340	—	—	$31,250	—	—
Bryan E. McKernon	—	—	$4,340	—	—	$2,050	—	—

[1]	The aggregate value of perquisites did not exceed $10,000 for any named executive officers.
[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2008 of $29,950 and $19,750 to the Nonqualified Plan for the CEO and CFO, respectively, (ii) the Corporation’s accrued contributions for 2008 of $11,500 to the Bank’s Savings Plan for the CEO and CFO, and (iii) the Corporation’s contribution of $2,050 to the 401(k) Plan for the President and CEO of the Mortgage Corporation’s.

The following table summarizes certain information with respect to non-equity incentive plan and restricted stock awards granted to the named executive officers during or for the year ended December 31, 2008 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award.

Grants of Plan-Based Awards for 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Larry G. Dillon	2/19/2008	$54,675	$109,350	$218,700	—	$109,350	$218,700		$218,700
Thomas F. Cherry	2/19/2008	$31,500	$63,000	$126,000	—	$63,000	$126,000		$126,000
Bryan E. McKernon[5]	2/24/2009	—	—	—	—	—	—	750	$9,653

[1]

The amounts shown in the threshold column reflect the minimum cash incentive payment level under the MIP, which is 50% of the amount shown in the target column, and the amounts shown in the maximum column are 200% of the target amount. Target percentages for the CEO and CFO are 45%, and 35% of 2008 base salary, respectively. If threshold goals are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.

[2]

Target percentages for equity incentive compensation under the MIP for the CEO and CFO are 45% and 35% of 2008 base salary, respectively. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award. Once the Compensation Committee determines the award earned, the Compensation Committee grants to the executive a number of restricted shares equaling the dollar value of the award based on the closing price of the Corporation’s stock on the date the Committee makes this determination. The maximum awards possible are 200% of the target awards. If the target goal is not met, no equity incentive award will be paid, unless the Compensation Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP.

[3]

The stock awards in this column represent the number of shares of restricted stock the Compensation Committee, in its discretion, issued to the President and CEO of the Mortgage Corporation for 2008. The restricted stock is subject to a five-year vesting period.

[4]

The amounts in this column represent the fair market value of the equity awards on February 19, 2008 and February 24, 2009, respectively, computed in accordance with SFAS 123(R). The closing price of the Corporation’s stock was $12.87 on February 24, 2009. For the CEO and the CFO, the amounts in this column represent the maximum amounts that could have been earned. The actual fair value of restricted stock granted to the CEO and the CFO, based on the fair value of the equity awards on February 24, 2009, was $12,870 and $9,653, respectively.

[5]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment agreement as described on page 16 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2008.

Outstanding Equity Awards at Fiscal 2008 Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry G. Dillon	7,500	—	—	$37.99	12/20/2015	4,000	$63,000	—	—
	7,500	—	—	$39.29	12/21/2014	—	—	—	—
	6,000	—	—	$42.00	12/16/2013	—	—	—	—
	4,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,500	—	—	$19.05	12/18/2011	—	—	—	—
	3,500	—	—	$15.75	12/19/2010	—	—	—	—
	3,500	—	—	$17.00	12/21/2009	—	—	—	—
Thomas F. Cherry	6,000	—	—	$37.99	12/20/2015	3,500	$55,125	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	2,500	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—
Bryan E. McKernon	6,000	—	—	$37.99	12/20/2015	3,500	$55,125	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,000	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—

[1]

Beginning in 2006 the accounting treatment for stock options changed as a result of SFAS 123(R), such that certain changes were made to the equity award program, including but not limited to, the accelerated vesting of all outstanding options outstanding in 2005.

[2]

The amounts in this column reflect the number of shares of restricted stock granted in 2007 and 2006 to each named executive officer pursuant to the 2004 Incentive Stock Plan. Shares vest in their entirety on the fifth anniversary of the grant date. The number of shares presented does not include the equity incentive plan award granted in 2009 for 2008.

[3]	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2008. The closing price of the Corporation’s stock was $15.75 on that date.

No named executive officer exercised an option during 2008 and no restricted stock held by a named executive officer vested during 2008.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on page 14.

Pension Benefits for 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Larry G. Dillon	Retirement Plan	31	$619,281	—
Thomas F. Cherry	Retirement Plan	12	$89,897	—
Bryan E. McKernon[2]	—	—	—	—

[1]

Assumptions used in the calculation of these amounts are included in Note 10 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2009. Effective December 31, 2008, the Retirement Plan was converted to a non-contributory cash balance plan, whereby benefits earned by participants under the Retirement Plan through December 31, 2008 were converted to an opening account balance for each participant. The opening account balance was calculated based on IRS assumptions for lump sum payouts, which are different than the assumptions referenced above. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2009 on the average yield for 30-year treasuries. The opening account balances for the CEO and CFO as of December 31, 2008 were $858,796 and $145,837, respectively.

[2]	Mr. McKernon is not a participant in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on pages 15 and 16.

Nonqualified Deferred Compensation for 2008

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Loss in Last FY3 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[4] ($)
Larry G. Dillon	—	$30,450	$(173,494)	—	$262,409
Thomas F. Cherry	—	$20,053	$(47,644)	—	$103,473
Bryan E. McKernon	$16,548	—	$(625,175)	—	$1,353,950

[1]

Reflects $16,548, which was reported as 2008 salary to Mr. McKernon in the Summary Compensation Table on page 22. Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual non-equity incentive compensation and base salary.

[2]

Registrant contributions in 2008 represent amounts earned in 2007 but contributed in 2008 and, therefore, are not included in the Summary Compensation Table and the All Other Compensation Table for 2008 on pages 22 and 23, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan.
[4]	The aggregate balance includes $99,641 for Mr. Cherry, which amount is not currently vested. These amounts only vest upon death, disability, retirement or a change in control.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The ARRA includes a provision requiring that Capital Purchase Program participants such as the Corporation, during the period in which any obligation arising from the assistance provided under the Capital Purchase Program remains outstanding, permit a separate shareholder vote at an annual meeting of shareholders to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. Under the ARRA, the shareholder vote (i) is not binding on the Board of Directors of the Capital Purchase Program participant, (ii) may not be construed as overriding any decision by the participant’s Board of Directors, and (iii) does not create or imply any additional duty by such Board.

Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote to approve the Corporation’s executive compensation as described above in this Proxy Statement under the heading “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis” and the tabular disclosure of Named Executive Officer compensation and the related material.

The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interest of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value. The Board of Directors believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of four directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries and (iv) are competent to read and understand financial statements. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act. Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant and (4) the Corporation’s compliance with legal and regulatory requirements. The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2008, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;

•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2008 with management and Yount, Hyde & Barbour, P.C. (“YHB”), the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman

J. P. Causey Jr.

C. Elis Olsson

William E. O’Connell Jr.

Independent Registered Public Accounting Firm

The Corporation’s Audit Committee has appointed YHB as independent registered public accountant for the current fiscal year ending December 31, 2009. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2008. A representative of YHB will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by YHB during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2008	2007
Audit fees (1)	$161,746	$146,219
Audit-related fees (2)	28,804	24,930
Tax fees (3)	23,553	16,103
All other fees	—	—

	$214,103	$187,252

(1)

Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC. For 2008, includes amounts billed through December 31, 2008, and additional amounts estimated to be billed for the 2008 audit.

(2)	Audit-related fees consist of employee benefit plan audits, HUD audits and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chairman) by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock. Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2008 with the following exception: a Form 4 to report a sale of shares by James H. Hudson III on August 6, 2008 in connection with a cashless exercise of a stock option was filed one day late on August 11, 2008.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	444,850	$32.82	269,750	(3)
Equity compensation plan not approved by shareholders(2)	10,167	$27.83	—

Total	455,017	$32.71	269,750

(1)

This plan category consists of (1) the 2004 Incentive Stock Plan, (2) the Amended and Restated C&F Financial Corporation 1994 Incentive Stock Plan, which expired on April 30, 2004, and (3) the Director Plan. The Corporation ceased granting awards to non-employee directors under the Director Plan upon approval of the 2004 Incentive Stock Plan by shareholders on April 15, 2008.

(2)

This plan category consists solely of the Amended and Restated C&F Financial Corporation 1999 Regional Director Stock Compensation Plan (the “Regional Director Plan’). The Corporation ceased granting awards under the Regional Director Plan upon approval of the 2004 Incentive Stock Plan by shareholders on April 15, 2008. The Regional Director Plan made available up to 25,000 shares of common stock for awards to eligible members of the regional boards of the Bank, or any other regional board of the Corporation, the Bank, any other division of the Bank or any other affiliate of the Corporation approved for participation in the Regional Director Plan, in the form of stock options. The purpose of the Regional Director Plan was to promote a greater identity of interest between regional directors and the Corporation’s shareholders by increasing the ownership of the regional directors in the Corporation’s equity securities through the receipt of awards in the form of options. All regional directors who were not employees or directors of the Corporation, the Bank or any other affiliate of the Corporation were eligible for awards under the Regional Director Plan. This plan was administered by the Corporation’s Compensation Committee, which acted as a Stock Option Committee.

(3)	Consists only of securities remaining available for future issuance under the 2004 Incentive Stock Plan.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One and Proposal Two referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2010 Annual Meeting (other than shareholder nominations, discussed on pages 5 through 6), notice of the proposal must be received in writing by the Corporation’s Secretary by January 30, 2010. If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2010 Annual Meeting, the proposal must be in proper form and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 16, 2009.

In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 30, 2010, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

West Point, Virginia

March 16, 2009

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2008, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at http://www.cffc.com.

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 21, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are

available at www.cffc.com/2009proxy.

Please detach along perforated line and mail in the envelope provided. À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK A SHOWN HERE.  ☐

					FOR	AGAINST	ABSTAIN

1. To elect three Class I directors as instructed below.			2.	To approve the compensation of C&F Financial Corporation’s named executive officers.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	¡ Larry G. Dillon	Class I

	¡ James H. Hudson III	Class I

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ C. Elis Olsson	Class I

☐ FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: —			3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

Meeting Attendance I plan to attend the annual meeting on Tuesday, April 21, 2009 at the location printed on the back of this proxy card.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, pleased check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may net be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date
NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of February 27, 2009, at the Annual Meeting of Shareholders to be held Tuesday, April 21, 2009 at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, or any adjournments thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the opposite side of this proxy card. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and on any other matters, to the extent entitled, in the best judgment of the proxy agents.

(Continued and to be signed on Reverse Side)